Exhibit 10.1

[Office Depot Letterhead]

April 5, 2013

Neil Austrian

Office Depot, Inc.

6600 Military Trail

Boca Raton, Florida 33496

Re:	Revisions to Compensation Arrangements

Dear Neil:

Reference is made to (i) your Change in Control Agreement with Office Depot, Inc. (the “Company”), dated May 23, 2011 (the “CIC Agreement”), (ii) your employment letter agreement with the Company dated May 23, 2011, as amended (the “Employment Agreement”) and (iii) the Agreement and Plan of Merger by and among the Company, Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax Incorporated, dated as of February 20, 2013 (the “Merger Agreement”). References herein to this “Letter” mean this letter agreement.

In connection with the signing of the Merger Agreement and the Company’s potential need of your assistance during 2013 to assist in connection with the Company’s recruitment of a successor CEO and related transition and retention issues, the Company has agreed to make certain amendments and clarifications with respect to your CIC Agreement, your Employment Agreement and your 2012 Restricted Stock Award Agreement as set forth below.

1) Your CIC Agreement is hereby amended to provide for the following:

a) The occurrence of the “Closing”, as defined in the Merger Agreement, will be deemed to constitute a “Change in Control” for purposes of your CIC Agreement.

b) In the event that you remain employed by the Company through the date of the Closing, the “Employment Period” as defined in the CIC Agreement will be deemed to continue until the second anniversary of the Closing.

c) In the event that (i) your employment with the Company is terminated without “Cause” or you terminate employment with the Company for “Good Reason” (each, as defined in the CIC Agreement, as modified in Paragraphs 1(d) and 4, below) prior to the Closing and (ii) the Closing subsequently occurs, then the provisions of Section 1(a) of the CIC Agreement shall apply and the “Effective Date” for purposes of the CIC Agreement shall mean the date immediately prior to the date of your employment termination.

d) Without limiting your rights under the terms of the CIC Agreement to terminate employment for “Good Reason” under other circumstances as defined therein, the Company hereby acknowledges and agrees that if the Company (or successor thereto) appoints a co-Chief

Executive Officer, a co-Chairman to serve alongside you or a separate Chairman of the Board of Directors, or appoints any other executive officer not reporting directly to you (other than any executive officer reporting, on a transitory basis, (x) directly to the Company’s Board of Directors in connection with strategic initiatives or integration efforts relating to the Merger (as defined in the Merger Agreement) or (y) to the Selection Committee (as defined in the Merger Agreement)), without your express written consent during the Employment Period (as amended under this Letter), such appointment shall constitute a “Good Reason” event so long as you provide the Company with 3 months’ prior written notice of your intent to terminate for “Good Reason” as a result of such appointment.

2) Your Employment Agreement is hereby amended to provide for the following:

a) Without limiting your rights to terminate your employment for Good Reason, in the event that the Company recommences its search for a successor Chief Executive Officer, you hereby agree to assist the Company’s Board of Directors in conducting such search and encouraging retention of your direct reports and other key employees of the Company. The occurrence of your termination of employment at any time upon or following the Company’s appointment of a successor Chief Executive Officer will be deemed a termination by the Company without Cause.

b) In consideration of your agreement to provide assistance as described in Paragraph 2(a) above, the Company hereby agrees that in the event of your involuntary termination without “Cause”, or your termination for “Good Reason” or due to death or “Disability” (as such terms are defined in your CIC Agreement) prior to June 30, 2014 and prior to the Closing, then to the extent not previously paid, the Company shall (i) continue to pay you your base salary through June 30, 2014, (ii) pay you a lump sum amount, in cash, equal to the cost at the time of termination of your monthly COBRA premiums through June 30, 2014 for the type of coverage you may have under the Company group health plan (e.g., family coverage), (iii) pay you your full regular bonus for 2013 (to the extent earned based on actual performance for 2013) on the same basis as if you had remained employed through the end of 2013 and (iv) pay you a pro-rata bonus for 2014 as reasonably determined in good faith by the Company’s Board of Directors based on the period, if any, during which you were actively employed during 2014 and the Company’s actual quarterly performance through the date of your termination of employment (any such salary continuation, COBRA payments and bonus payment made after your termination of employment, the “Pre-Closing Termination Payments”). Except for severance payments or benefits that may become payable under the CIC Agreement, the Pre-Closing Termination Payments shall be in lieu of any severance payment or benefit under any Company severance plan, policy, program or practice (whether written or unwritten).

c) You acknowledge and agree that in the event you receive the Pre-Closing Termination Payments and you subsequently become entitled to receive severance payments under the terms of your CIC Agreement, the amounts otherwise payable to you under the CIC Agreement shall be reduced by the aggregate amount of the Pre-Closing Termination Payments in accordance with Section 7 of the CIC Agreement.

3) Your 2012 Restricted Stock Award Agreement with the Company, dated as of May 7, 2012 (the “2012 Service Award Agreement”), is hereby amended to provide for potential continued service vesting while you continue to serve as a non-employee director on the Company’s Board of Directors in the same manner as your 2012 Restricted Stock Unit and Performance Cash Award Agreement with the Company, dated as of May 7, 2012 (the “2012 Performance Award Agreement”). Accordingly, in the event that the performance awards granted under your 2012 Performance Award Agreement become vested in connection with your “Qualified Resignation” (as defined in the 2012 Performance Award Agreement), then your outstanding restricted shares granted pursuant to the 2012 Service Award Agreement will also vest in tandem with such performance awards.

4) With respect to any termination by you for “Good Reason” prior to the Closing, in addition to the modifications in Paragraph 1(d) above, the modifications to “Good Reason” as described in the provisos under Section 2(b)(ii) of your 2012 Service Award Agreement shall apply to, and are hereby incorporated by reference into, this Letter and your 2013 long-term incentive grants and the award agreements pertaining thereto, dated as of the date hereof (“2013 Awards”), with the references in such provisos under your 2012 Service Award Agreement to your “Restricted Shares” and the date which is deemed to be the Effective Date for purposes of application of such modifications to those 2013 Awards and this Letter to be the date of this Letter.

5) The Company will pay or reimburse you for your reasonable professional fees incurred to negotiate and prepare this Letter and to represent you with respect to the CIC Agreement, Employment Agreement and all other agreements applicable to you under the Merger Agreement, up to an aggregate maximum of $25,000.

6) It is intended, and this Letter, and the amendments of the CIC Agreement and Employment Agreement herein, will be so construed, that any amounts payable hereunder and the Company’s and your exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including without limitation any 6-month delay of payment that may be required under Section 409A(a)(2)(B)(i), so as not to subject you to the payment of interest and/or any tax penalty that may be imposed under Section 409A.

Except as amended herein, the terms and provisions of your CIC Agreement and Employment Agreement shall continue in full force and effect.

Sincerely,

/s/ Marsha Johnson Evans
Marsha Johnson Evans Director

Accepted and Agreed:

/s/ Neil Austrian Neil Austrian

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